Exhibit C

AMENDMENT NO. 1 TO THE

LOCK-UP AND RIGHT OF FIRST REFUSAL AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of November 19, 2021 (the “Effective Date”), to that certain Lock-Up And Right of First Refusal Agreement dated October 6, 2021 (the “Lockup Agreement”), is entered into by and among AFV Partners SPV-7 LLC, a Delaware limited liability company (“Purchaser”), DD Global Holdings Limited, an exempted company organized with limited liability in the Cayman Islands (“DD-G”), and Champ Key Limited, a company organized with limited liability in the British Virgin Islands (“Champ Key,” and together with DD-G, collectively, “DD Global”). All capitalized terms used but not defined herein shall have the meanings given such terms in the Lockup Agreement.

WHEREAS, pursuant to paragraph 5 of the Lockup Agreement, the parties wish to amend certain provisions to the Lockup Agreement as set forth below.

NOW, THEREFORE, the Lockup Agreement is hereby amended as follows:

1.	Paragraph 1 of the Lockup Agreement is hereby amended in its entirety and replaced with the following:

Subject to the exceptions set forth herein, DD Global agrees not to, without the prior written consent of the board of directors of the Company, (i) sell or loan, offer to sell or loan, contract or agree to sell, loan, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it on the date hereof, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it on the date hereof, or any securities convertible into or exercisable or exchangeable for Common Stock held by it on the date hereof, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) during the period from the date hereof and ending on the earlier of the (x) six-month anniversary of the date hereof and (y) date that the Company consummates a transaction or series of transactions pursuant to which the Company issues and sells equity securities in a registered public offering with the principal purpose of raising capital (the “Lock-up Period”); provided that the Lock-up Period shall automatically expire on (x) December 10, 2021, if the purchase of additional 1,749,031 Shares in the Company by AFVP or its affiliates does not close by such date, or (y) December 23, 2021, if the purchase of additional 16,577,701 Shares in the Company by AFVP or its affiliates does not close by such date.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the Laws of any jurisdiction other than the State of Delaware. Any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amendment shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. Except as amended hereby, the Lockup Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between this Amendment and the Lockup Agreement, the terms and provisions contained in this Amendment shall supersede, govern and control. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment. This Amendment may be executed and delivered by facsimile or email transmission of a portable document format (.pdf) copy and any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Lockup Agreement effective as of the Effective Date.

DD GLOBAL HOLDINGS LIMITED

By:	/s/ Li Pak Tam
Name:	Li Pak Tam
Title:	Director

CHAMP KEY LIMITED

By:	/s/ Li Pak Tam
Name:	Li Pak Tam
Title:	Director

AFV PARTNERS SPV-7 LLC

By:	/s/ Anthony Aquila
Name:	Anthony Aquila
Title:	Manager